Exhibit 99.1

VYNE Therapeutics Announces Results from its Phase 2a Trial of FMX114 for the Treatment of Mild-to-Moderate Atopic Dermatitis

BRIDGEWATER, N.J., August 10, 2022 -- VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”), a biopharmaceutical company developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions, today announced results from the Phase 2a segment of a Phase 1b/2a clinical trial evaluating FMX114 for the treatment of mild-to-moderate atopic dermatitis (“AD”).

Study VY2021-01 did not meet its primary endpoint based on the absolute and percent change relative to baseline in the Atopic Dermatitis Severity Index (“ADSI”). The Phase 2a study of FMX114 enrolled 21 patients and was designed to evaluate four weeks of FMX114 treatment in patients with mild-to-moderate AD compared to vehicle control. The enrollment criteria specified that subjects must have two comparable target AD lesions for treatment upon entry. Target lesions were randomized and treated twice daily with either FMX114 or vehicle gel.

Efficacy data for the Phase 2a trial was measured based on the absolute and percent change relative to baseline in the ADSI scoring assessment1 at week 4.

•	Mean ADSI scores for FMX114 and vehicle treated lesions were 6.6 and 6.9, respectively, at baseline

•	Mean reduction in ADSI score from baseline was -4.05 (-60.62% mean reduction) for FMX114 treated lesions compared to -3.48 (-51.32% mean reduction) for vehicle treated lesions at week 4 (p=0.228, OC, ITT)

“We’re obviously very disappointed by the outcome of this trial for FMX114,” said David Domzalski, Chief Executive Officer of VYNE. “We will continue to thoroughly review the full data set and complete our analysis. In addition, as a result of this outcome, our management team and our board of directors will evaluate the Company’s pipeline and prioritization of activities.”

The Company expects to report cash and cash equivalents of approximately $43 million as of June 30, 2022. Additionally, the Company is entitled to receive a $5.0 million payment in January 2023 in connection with the sale of the MST franchise.

About The FMX114 2a study (VY2021-01, ClinicalTrials.gov Identifier: NCT04927572)

The Phase 2a segment of the study is a randomized, double-blinded trial, designed to compare the safety and efficacy of FMX114 gel with vehicle gel. The Phase 2a segment was designed to enroll up to 25 subjects, with each subject serving as their own control. As in the Phase 1b study, the enrollment criteria specifies that subjects must have two comparable target AD lesions for treatment upon entry. Participants had FMX114 gel applied to one of these lesions and vehicle gel to the other, twice daily for four weeks to evaluate safety, pharmacokinetics and efficacy. Following this phase, subjects were eligible to continue into a two-week open-label treatment phase with active drug applied to both lesions. The study was conducted at sites in Australia and in the United States.

1.	The Atopic Dermatitis Severity Index (ADSI) comprises an assessment of erythema, pruritus, exudation, excoriation, and lichenification, each on a scale of 0 to 3 to give a maximum score of 15. Van Leent EJMGräber MThurston MWagenaar ASpuls PIBos JD Effectiveness of the ascomycin macrolactam SDZ ASM 981 in the topical treatment of atopic dermatitis. Arch Dermatol. 1998;134805- 809.

About VYNE Therapeutics Inc.

VYNE’s mission is to improve the lives of patients by developing proprietary, innovative, and differentiated therapies for the treatment of immuno-inflammatory conditions. The Company’s unique and proprietary pipeline includes access to a library of bromodomain & extra-terminal (BET) domain inhibitors licensed from In4Derm Limited. The BET inhibitor platform includes lead programs VYN201 (pan-BETi) and VYN202 (selective-BETi) and access to a library of (BET) domain inhibitors for the potential treatment of immuno-inflammatory conditions.

For more information about VYNE Therapeutics Inc. or its investigational products, visit www.vynetherapeutics.com. VYNE may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor VYNE’s website in addition to following its press releases, filings with the U.S. Securities and Exchange Commission, public conference calls, and webcasts.

Investor Relations:

John Fraunces

LifeSci Advisors, LLC

917-355-2395

jfraunces@lifesciadvisors.com

Tyler Zeronda
VYNE Therapeutics Inc.
908-458-9106
Tyler.Zeronda@VYNEtx.com

Cautionary Statement Regarding Forward-Looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding VYNE’s evaluation of its pipeline and prioritization of activities and VYNE’s expectation to report cash and cash equivalents of approximately $43 million at the end of the second quarter of 2022. All statements in this press release which are not historical facts are forward-looking statements. Any forward-looking statements are based on VYNE’s current knowledge and its present beliefs and expectations regarding possible future events and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those set forth or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: the outcome of VYNE’s review of its pipeline and prioritization of activities; risks of potential litigation by third-parties regarding infringement of third-party intellectual property; risks that VYNE’s intellectual property rights, such as patents, may fail to provide adequate protection, may be challenged and one or more claims may be revoked or interpreted narrowly or will not be infringed; risks that any of VYNE’s patents may be held to be narrowed, invalid or unenforceable or one or more of VYNE’s patent applications may not be granted and potential competitors may also seek to design around VYNE’s granted patents or patent applications; VYNE’s ability to recruit and retain key employees; and VYNE’s ability to stay in compliance with applicable laws, rules and regulations, including Nasdaq’s continued listing rules. For a discussion of other risks and uncertainties, and other important factors, any of which could cause VYNE’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in VYNE’s Annual Report on Form 10-K for the year ended December 31, 2021, as well as discussions of potential risks, uncertainties, and other important factors in VYNE’s subsequent filings with the U.S. Securities and Exchange Commission. Although VYNE believes these forward-looking statements are reasonable, they speak only as of the date of this announcement and VYNE undertakes no obligation to update publicly such forward-looking statements to reflect subsequent events or circumstances, except as otherwise required by law. Given these risks and uncertainties, you should not rely upon forward-looking statements as predictions of future events.